Exhibit 4.40

WARNER-LAMBERT JULY 1, 1999 AMENDED & RESTATED
MANUFACTURE & SUPPLY AGREEMENT (DPI)
FILE 2

Amended and Restated

MANUFACTURE AND SUPPLY AGREEMENT

BETWEEN

WARNER-LAMBERT CANADA INC.

AND

DRAXIS PHARMA INC.

DATED AS OF JULY 1, 1999

TABLE OF CONTENTS

Section 1.	Definitions
1.1.	Definitions
1.2.	Terms Generally

Section 2.	Equipment
2.1.	Purchase and Installation of Equipment, Molds and Tooling

Section 3.	Supply and Purchase Requirements; Orders; Shipment and Delivery Terms; Inventory
3.1.	Agreement to Supply
3.2.	Use of Facility Equipment, Molds and Tooling; Notice
3.3.	Orders
3.4.	Production Requirements; Required Tolerance
3.5.	Forecasts
3.6.	Standard Forms
3.7.	Quantitative Defects
3.8.	Supply of Raw Materials, Ingredients and Packaging Materials
3.9.	Product Samples

Section 4.	Price, Payment, Price Adjustments
4.1.	Determination of Price/Cost of Materials
4.2.	Payment Provisions
4.3.	Shipping Instructions; Risk of Loss
4.4.	Taxes

Section 5.	Manufacturing Standards, Quality Control Inspection, Rejection and Recall of Products
5.1.	Manufacturing Standards
5.2.	Storage Requirements
5.3.	Use of Packaging Materials
5.4.	Production Codes
5.5.	Maintenance of Facility, Equipment and Molds
5.6.	Legal and Regulatory Filings and Requests
5.7.	Analysis of Materials
5.8.	Non-conforming Materials
5.9.	Quality Tests and Checks
5.10.	Non-complying Products
5.11.	Disposal of Rejected Products and Materials
5.12.	Maintenance and Retention of Records and/or Samples
5.13.	Rejection of Shipments; Disposal of Rejected Shipments; Dispute Resolution
5.14.	Customer Complaints; Recalls
5.15.	Government Inspections, Seizures and Recalls
5.16.	Inspections and Audits by Warner

Section 6.	Representations and Warranties and Covenants
6.1.	Representations, Warranties and Covenants
6.2.	Notice of Material Events
6.3.	Survival

Section 7.	Ownership; Trademarks; Proprietary Information
7.1.	Warner’s Ownership of Intellectual and Other Property

7.2.	The Manufacturer’s Ownership of Other Property
7.3.	Reproduction of and Right to Use Trademarks Etc
7.4.	Manufacture of Competing Products

Section 8.	Indemnification
8.1.	The Manufacturer’s Indemnification of Warner
8.2.	Warner’s Indemnification of the Manufacturer
8.3.	Assertion of Claim
8.4.	Survival
8.5.	Consequential Damages

Section 9.	Insurance
9.1.	Coverage
9.2.	Certificates of Insurance; Maintenance of Coverage

Section 10.	Confidential Information
10.1.	Confidential Information

Section 11.	Term, Termination
11.1.	Initial Term; Term
11.2.	Termination
11.3.	Effect of Termination
11.4.	Unused Materials
11.5.	Returns of Materials, etc. Supplied by Warner
11.6.	Maintenance of Records
11.7.	Harmonization Plans; Transition

Section 12.	Force Majeure
12.1.	Force Majeure

Section 13.	Miscellaneous
13.1.	Year 2000 Compliance
13.2.	Compliance with Laws
13.3.	Relationship of the Parties
13.4.	Assignment
13.5.	Notice
13.6.	Entire Agreement
13.7.	Incorporation of Schedules
13.8.	Severability
13.9.	Waiver
13.10.	Headings
13.11.	Counterparts
13.12.	Governing Law
13.13.	Language
13.14.	Paramountcy

Schedule A
Schedule B
Schedule C
Schedule D
Schedule E
Schedule F

ii

Amended and Restated

MANUFACTURE AND SUPPLY AGREEMENT

MANUFACTURE AND SUPPLY AGREEMENT dated as of July 1, 1999, by and between WARNER-LAMBERT CANADA INC. (“Warner”), a corporation duly organized and incorporated under the laws of the province of Ontario having its principal office located at 2200 Eglinton Avenue East, Scarborough, Ontario, Canada, M1L 2N3, and DRAXIS PHARMA INC. (the “Manufacturer”), a corporation incorporated under the laws of Canada, and having its principal office located at 16751 Trans Canada Highway, Kirkland, Quebec, H9H 4J4.

WITNESSETH:

WHEREAS, Warner desires to have the Manufacturer manufacture and supply Warner with its requirements of Warner’s products listed in Schedule A attached hereto;

WHEREAS, the Manufacturer desires to manufacture and supply Warner with its requirements of such products; and

WHEREAS, the parties are willing to carry out the foregoing pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of these premises and the covenants, agreements and stipulations hereinafter set forth, the parties hereto agree as follows:

Section 1.                                         Definitions.

1.1.                                                                            Definitions.

The following terms (except as otherwise expressly provided) for all purposes of this Agreement shall have the following respective meanings:

“Action or Proceeding” shall mean any action, claim, suit, proceeding, arbitration or Governmental or Regulatory Authority action, notification, investigation or audit.

“Affiliate” shall mean any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” shall mean this Manufacturing and Supply Agreement and all Schedules attached hereto, as the same may be amended, supplemented or otherwise modified from time to time pursuant to the terms set forth herein.

Warner-Lambert/Draxis Pharma

Manufacture and Supply Agreement

“Annual Product Review” shall have the meaning set forth in Section II(1) of Schedule D.

“Business Day” means a day other than a Saturday or Sunday or a statutory holiday in the Province of Quebec.

“Consumer Price Index” or “CPI” means the consumer price index established and published, from time to time, by Statistics Canada for the relevant period or periods and described as “All Items – Canada”, or any successor index or organization.

“Environmental Laws” shall mean all federal, provincial, foreign, local, city or municipal laws, statutes, by-laws and regulations and, to the extent they have the force of law, all rules, orders, codes, protocols, guidelines, policies, directions, actions, judicial or administrative decrees promulgated pursuant to such laws, statutes and regulations relating to or controlling, in whole or in part and in any manner whatever, the environment, employee and public health and safety and the assets and undertaking of the Manufacturer and the intended uses thereof and includes, without limitation, Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, transportation, treatment, release or disposal of Hazardous Materials.

“Environmental Losses” shall mean any and all fines, penalties, costs, liabilities, damages, losses or expenses (including sampling, monitoring or remediation costs, liabilities based on a finding of successor liability, reasonable attorneys’, consultants’ or engineering fees and disbursements, costs of defense and interest expense) incurred by Warner or for which Warner or an Affiliate of Warner is liable or obligated pursuant to any Environmental Law and (i) arising out of the operation, ownership or control of the Facility, or (ii) relating to, arising from, or in any way connected with the manufacturing, generation, processing, storage, transportation, distribution, treatment, disposal or other handling of products (including the Products), associated by-products, raw materials, intermediates, wastes, Hazardous Materials, emissions, releases, spills, leaks or discharges or returned products (including the Products), by the Manufacturer or its permitted assignees.

“Facility” shall mean the Manufacturer’s manufacturing facility located at 16751 Trans Canada Highway, Kirkland, Quebec, H9H 4J4, and, subject to Warner’s prior written approval, such other facilities used by the Manufacturer in the manufacture and storage of Products or Materials utilized in the manufacture of Products hereunder.

“Formulate” shall mean to effect the operation required in the manufacture, processing, testing, packaging, labelling or storage, as the case may be, of the Products by the Manufacturer.

“Formulation” shall mean any operation required in the manufacture, processing, testing, packaging, labelling or storage, as the case may be, of the Products by the Manufacturer.

“Good Manufacturing Practices” or “GMP” shall mean those good manufacturing practices as shall be required by applicable Laws in Canada.

“Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, agency, commission, official or other instrumentality of Canada, any foreign country or any territory, or any domestic or foreign state, province, county, city or other political subdivision thereof.

“Group I Products” shall mean the product(s) listed as Group I Products in Schedule A attached hereto, as such Schedule may be amended from time to time by mutual agreement of the parties

“Group II Products” shall mean the product(s) listed as Group II Products in Schedule A attached hereto, as such Schedule may be amended from time to time by mutual agreement of the parties

“Hazardous Materials” shall mean any pollutant, contaminant, hazardous or toxic substance, constituent or material, other wastes or substances regulated under any Environmental Law.

“Initial Term” shall have the meaning ascribed thereto in Section 11.1.

“Laws” shall mean any law, statute, rule, regulation, guideline (including current GMP), ordinance or other pronouncements of any Governmental or Regulatory Authority having the effect of law in Canada, any foreign country or any territory, or any domestic or foreign state, province, county, city or other political subdivision, including without limitation any Requirements of Environmental Law.

“Losses” shall mean any and all damages, fines, fees, settlements, payments, obligations, penalties, deficiencies, losses, costs and expenses (including, without limitation, Environmental Losses, interest, court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

“Materials” shall mean all raw materials, ingredients, packaging materials and any other materials used in the manufacture and packaging of Products by the Manufacturer.

“Person” shall mean any natural person, entity, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Price” shall mean the price per unit to be charged by the Manufacturer for Products manufactured and supplied hereunder, as set forth in Schedule C attached hereto.

“Product(s)” shall mean collectively the Group I Products and the Group II Products as listed in Schedule A attached hereto, as such Schedule may be amended from time to time by mutual agreement of the parties.

“Quality Agreement” shall mean the quality agreement entered into between Warner and the Manufacturer as of the date hereof, which details the quality obligations and responsibilities of the parties with respect to the Products and attached hereto as Schedule D.

“Recall” shall mean with respect to any and all Products, any “recall”, “product withdrawal” or “stock recovery” withdrawal, as those terms are defined in the Product Recall Procedures issued by the Health Protection Branch of Health Canada, as the same may be amended from time to time, and all as the same may be amended from time to time (collectively, the “Recall Procedures”), and shall include any post-sale warning or mailing of information regarding such Product, including those warnings or mailings described in the Recall Procedures.

“Requirements of Environmental Law” shall mean all requirements of Environmental Law including but not limited to, all such requirements relating to: (i) the protection, preservation or remediation of the natural environment (the air, land, surface water or groundwater); (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; and (iii) hazardous substances or conditions (matters that are prohibited, controlled or otherwise regulated, such as contaminants, pollutants, toxic substances, dangerous goods, wastes, hazardous wastes, liquid industrial wastes, hazardous materials, urea formaldehyde foam type of insulation, asbestos or asbestos containing materials, polychlorinated biphenyls (PCBs) or PCB contaminated fluids or equipment, explosives, radioactive substances, petroleum and associated products, underground storage tanks or surface impoundments and any emissions, spills, leaks, discharges, releases and threatened releases thereof or therefrom).

“Specifications” shall mean the specifications required by Warner for the manufacture, processing, packaging and supply of the Products, including all formulae, raw materials and packing materials requirements, and standards of quality control, quality assurance and sanitation, all as mutually agreed upon by the parties in writing and attached hereto as Schedule F and pursuant to the drug manufacturing procedures, as such Specifications may be amended, supplemented or otherwise modified from time to time by mutual agreement of the parties.

“Term” shall have the meaning ascribed thereto in Section 11.1.

“Year 2000 Compliance” shall mean: (i) the accurate processing of date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and during the years 1999 and 2000, including leap year calculations (2000 being a leap year), and (ii) the accurate and uninterrupted functioning of hardware, software and other systems and equipment before, during and after January 1, 2000, without any change in operations associated with the advent of 1999 or the twenty-first century.

1.2.                                                                            Terms Generally.

The definitions in Section 1 shall apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Sections, paragraphs, clauses and Schedules shall be deemed references to Sections, paragraphs and clauses of this Agreement and Schedules to this Agreement unless the context shall otherwise require.

Section 2.                                          Equipment

2.1.                                                                            Purchase and Installation of Equipment, Molds and Tooling.

The Manufacturer shall be responsible for purchasing, installing and validating at its Facility all new equipment, molds, tooling, and/or modifications to existing equipment, molds and/or tooling necessary for the manufacture, packaging, labelling and shipment of Products hereunder, and all costs and expenses associated therewith. Notwithstanding the foregoing, Warner shall be responsible for all costs and expenses associated with the purchase, installation and validation at the Facility of all new equipment, molds, tooling and/or modifications to existing equipment, molds and/or tooling which are required, after the date hereof, as a result of any change made in the manufacturing or packaging of the Products, provided that such change was made at Warner’s request and not for the purpose of complying with the Specifications or GMP. The installation of the foregoing equipment, molds and tooling shall be conducted in accordance with all applicable Laws and the Specifications (as relevant). At the request of Warner, the Manufacturer shall return to Warner all equipment, molds, tooling and operating supplies relating to any Product that were provided or paid for by Warner.

Section 3.                                          Supply and Purchase Requirements; Orders; Shipment and Delivery Terms; Inventory.

3.1.                                                                            Agreement to Supply.

(a)                                  During the Term of this Agreement, and subject to the provisions of this Agreement, the Manufacturer shall manufacture, package and exclusively supply to Warner (and/or its Affiliates or designees) the Products in accordance with the Specifications and this Agreement.

(b)                                 The manufacturing by the Manufacturer with respect to Group I Products commenced on or about April 1, 1999 in accordance with the Manufacture and Supply Agreement dated as of February 1, 1999 between the parties. The manufacturing by the Manufacturer with respect to Group II Products shall commence on or about October 1, 1999, provided that such manufacturing shall not commence, with respect to certain of the Group II Products, until such later date as Warner notifies the Manufacturer. Provided Warner notifies the Manufacturer not less than ninety (90) days in advance of the proposed manufacturing commencement date for any Group II Product, the Manufacturer shall conduct such validation it considers necessary, and in accordance with this Agreement, to ensure that the commencement of manufacturing of Group II Products will occur as required by Warner.

3.2.                                                                            Use of Facility Equipment, Molds and Tooling; Notice.

(a)                                  All manufacturing, packaging and storage activities shall be carried out by the Manufacturer at the Facility and utilizing equipment, molds and tooling in the manner set forth in the Specifications, except to the extent that the Manufacturer receives Warner’s advance written permission to alter the location or specified usage of the foregoing.

(b)                                 Following receipt of Warner’s advance written permission, as contemplated in paragraph (a) of this Section 3.2, the Manufacturer shall notify Warner in writing prior to making any change to (i) the location of any manufacturing, packaging or storage activities carried out hereunder, or (ii) the equipment used in the manufacture or packaging of the Products hereunder.

3.3.                                                                            Orders.

***

3.4.                                                                            Production Requirements; Required Tolerance.

The Manufacturer shall Formulate and deliver to Warner the Products and devote the necessary capacity to meet Warner’s firm purchase commitments and weekly requirements for the Products in a timely fashion. Throughout the Term of this Agreement, the Manufacturer shall: (i) Formulate and deliver 98% of orders on the delivery date specified within each purchase order, or within 3 Business Days thereof; and (ii) deliver 95% of the quantity ordered by Warner pursuant to each purchase order.

3.5.                                                                            Forecasts.

***

3.6.                                                                            Standard Forms.

In ordering and delivering the Products pursuant hereto, Warner and the Manufacturer may employ their standard forms, but nothing in those forms shall be construed to modify, amend or supplement the terms of this Agreement and, in the case of any conflict herewith, the terms of this Agreement shall control.

3.7.                                                                            Quantitative Defects.

Warner shall inform the Manufacturer in writing of any claim relating to quantitative defects in shipments of Products within thirty (30) days following actual receipt of such shipments by Warner and Warner shall provide to the Manufacturer copies of any appropriate documents relating to such defects. The Manufacturer shall, at its own expense, provide Warner with any missing quantities of such Products as soon as reasonably possible after receipt of notice from Warner. Warner shall only be obligated to pay for actual quantities of Products received by Warner. Any claim for a quantitative defect which is not made within such thirty (30) day period shall be deemed to have been waived by Warner.

3.8.                                                                            Supply of Raw Materials, Ingredients and Packaging Materials.

(a)                                  The Manufacturer shall procure all Materials relating hereto. All Materials shall comply with the Specifications. The Manufacturer may not substitute or otherwise replace any Material and/or any supplier thereof without the prior written consent of Warner. The costs of such Materials including the cost of procuring such Materials (e.g. freight) are included in the Price of the Products.

(b)                                 Warner shall supply to the Manufacturer all labelling, artwork, text and copy to be used by the Manufacturer in Product packaging and labelling.

3.9.                                                                            Product Samples.

The Manufacturer shall provide Warner or any such other Person as Warner shall designate with representative lot samples of each production batch of Product promptly upon request. Such Product samples shall be shipped to Warner or such other Person at Warner’s expense in accordance with the provisions set forth in Schedule B hereof, or as otherwise instructed by Warner. Warner shall pay for such samples when invoiced in accordance with Section 4.2 hereof. Any disputes as to whether any such Product samples conform to the Specifications shall be resolved in accordance with the provisions of Section 5.13 hereof.

Section 4.                                          Price, Payment, Price Adjustments.

4.1.                                                                            Determination of Price/Cost of Materials.

***

4.2.                                                                            Payment Provisions.

***

4.3.                                                                            Shipping Instructions; Risk of Loss.

***

4.4.                                                                            Taxes.

***

Section 5.                                          Manufacturing Standards, Quality Control Inspection, Rejection and Recall of Products.

5.1.                                                                            Manufacturing Standards.

(a)                                  The Manufacturer shall manufacture, process and package the Products (including without limitation disposing of all waste and other materials) strictly in accordance with the Specifications, applicable Laws including current GMP.

(b)                                 If, at any time during the Term, there occurs a material change in current GMP, including a change which requires the revalidation of the manufacturing process, or a significant portion of the process, the parties will negotiate in good faith to settle the proportion of the cost of implementing such material change to be borne by each of the parties.

5.2.                                                                            Storage Requirements.

The Manufacturer shall store all Materials and finished Products in a clean, dry area, free from insects and rodents, in a manner to prevent entry of foreign materials. Storage and handling of the foregoing shall be strictly in accordance with the provisions of all applicable Laws including current GMP and the quality control programs and standards set forth in the Specifications.

5.3.                                                                            Use of Packaging Materials.

Packaging materials supplied by Warner and/or used in the packaging and supply of the Products hereunder may only be used by the Manufacturer in connection with its packaging and supply of the Products hereunder and for purposes consistent with the terms of this Agreement and for no other purpose (e.g., such packaging materials shall not be used for storage or waste disposal purposes).

5.4.                                                                            Production Codes.

The Manufacturer agrees that production codes placed on the Products shall be in accordance with the Specifications.

5.5.                                                                            Maintenance of Facility, Equipment and Molds.

The Manufacturer shall maintain all equipment, tooling and molds utilized in the manufacture and supply of Products hereunder in good operating condition and shall maintain such equipment, tooling and molds in accordance with, or in a manner that shall meet the requirements of (i) all applicable Laws, including current GMP and (ii) all requirements set forth in the Specifications. The Manufacturer shall maintain the Facility in accordance with, or in a manner that shall meet the requirements of all material Laws including current GMP and all requirements set forth in the Specifications. In the event that the Manufacturer fails or anticipates to fail to meet any of the foregoing requirements relating to the Manufacturer’s maintenance of the Facility or any equipment, tooling or molds utilized in connection herewith, or in the event that the Manufacturer receives any notice from any Governmental or Regulatory Authority relating to its maintenance of, or failure to maintain, the Facility or any equipment, tooling or molds utilized in connection herewith, the Manufacturer shall promptly contact Warner, and the Manufacturer shall take any actions as may be required under the Specifications.

5.6.                                                                            Legal and Regulatory Filings and Requests.

The Manufacturer and Warner shall cooperate and be diligent in responding to all requests for information from, and in making all legally required filings with, Governmental and Regulatory Authorities having jurisdiction to make such requests or require such filings. The Manufacturer shall obtain and comply with all material licenses, consents, permits and Laws which may from time to time be required by appropriate Governmental and Regulatory Authorities with respect to its manufacturing processes and the Facility and otherwise to permit the performance of its obligations hereunder.

5.7.                                                                            Analysis of Materials.

Prior to use in production, the Manufacturer shall have shipments of Materials analyzed for such matters in accordance with the Specifications and the Manufacturer shall ensure that all Materials strictly comply with the Specifications. Such analyses may be conducted, at the option of Warner, by the Manufacturer internally or by an outside laboratory retained by the Manufacturer and approved by Warner. For purposes of this Agreement, such tests shall be considered routine and shall be performed at the Manufacturer’s expense. All test results are to be carefully documented and available for inspection or statistical summary at Warner’s request.

5.8.                                                                            Non-conforming Materials.

The Manufacturer shall not use any Materials that do not strictly comply with the Specifications (without the prior written approval of Warner) and applicable Laws. If the Manufacturer uses any non-conforming Material without receiving the prior written approval of Warner, the Manufacturer shall be responsible for all Losses suffered or incurred by Warner as a result of such use, including, without limitation, any expenses incurred by the Manufacturer or Warner in the correction thereof and any expenses incurred by Warner arising out of any Recall of any affected Product or other corrective measures taken with respect thereto. The Manufacturer shall be responsible for pursuing all resolutions with the applicable supplier of non-conforming Materials.

5.9.                                                                            Quality Tests and Checks.

The Manufacturer shall perform all stability, validation, raw material and in-process and finished product tests or checks required by the Specifications and applicable Laws in order to ensure the quality of the Products manufactured and supplied hereunder. For purposes of this Agreement, such tests and/or checks shall be considered routine and shall be performed at the Manufacturer’s expense. All tests and test results shall be carefully performed, documented and summarized by the Manufacturer in accordance with the Specifications and applicable Laws. To the extent necessary in relation to the release of any Product by Warner, the Manufacturer shall supply to Warner a certificate of analysis with respect to each production batch of Product tested.

5.10.                                                                     Non-complying Products.

No Product shall be released for shipment by the Manufacturer unless such Product strictly complies with the Specifications, the provisions of Schedule D of this Agreement and all applicable Laws. The Manufacturer shall quarantine any non-complying Products and shall advise Warner of such non-compliance and of the testing or inspection results of such batch or batches of Product. Products that do not strictly comply and are quarantined should be properly tagged and isolated and may be released only with the prior written approval of Warner.

5.11.                                                                     Disposal of Rejected Products and Materials.

All Products rejected pursuant to Section 5.13 and Materials rejected pursuant to Section 5.8 shall be removed (if applicable) and disposed of by either Warner or the Manufacturer in a manner consistent with applicable Laws and as approved in advance by Warner, acting reasonably, (such disposal cost to be at the expense of the party responsible therefor pursuant to the terms of Section 5.8 or 5.13, as the case may be). No rejected Materials, Product or Product in process shall be sold as salvage or for any other purpose by the Manufacturer or designees or agents of the Manufacturer without the prior written approval of Warner. The Manufacturer shall replace such rejected Products or Materials at the expense of the party responsible therefor, in accordance with the provisions of Section 5.8 or 5.13 hereof.

5.12.                                                                     Maintenance and Retention of Records and/or Samples.

(a)                                  The Manufacturer shall maintain detailed records with respect to raw and packaging material usage and finished Product production, which records shall include production code dates and shipping information relating to the Products, so that Products can be easily traced in case of a Recall or rejection of Products or Materials. The Manufacturer’s records shall be sufficient such that the Manufacturer shall be capable of responding to inquiries by Warner within 2 days Business Days of notification, including providing the production code date and the location of the Products in question. Warner shall be responsible for responding to all customers’ inquiries and/or complaints relating to the Products and the recordkeeping relating thereto.

(b)                                 The Manufacturer shall retain, for periods required by applicable Law, and upon request by Warner make available to Warner, (i) copies of the batch manufacturing records, stability study and quality control records maintained pursuant hereto or otherwise maintained in relation to the Products, (ii) copies of testing results of all the tests performed pursuant hereto or otherwise performed in relation to the Products, (iii) samples of the Materials, and (iv) samples of each batch of Products to the extent reasonably instructed by Warner or required by applicable Laws. The Manufacturer shall send reasonable quantities of samples of each batch of Products for analysis to Warner’s laboratory or a third party laboratory designated by Warner when reasonably requested to do so by Warner. The expense of such routine testing shall be paid by Warner. Any disputes as to whether any such Product samples fail to conform to the Specifications shall be resolved in accordance with the provisions of Section 5.13 hereof.

5.13.                                                                     Rejection of Shipments; Disposal of Rejected Shipments; Dispute Resolution.

(a)           Within thirty (30) days following receipt by Warner of any given shipment of Products hereunder, Warner shall have the right to give the Manufacturer notice of rejection (“Rejection Notice”) in respect of any shipment of Products that fails in whole or in part to meet the Specifications (“Rejected Products”); provided, however, that there shall be no time restrictions applicable to Warner’s provision of a Rejection Notice where any of the following have occurred or are present:

(i)                                     latent defects in the shipped Products that have not been caused by components or ingredients supplied by Warner (assuming proper storage and handling by the Manufacturer of such components or ingredients supplied by Warner and compliance by the Manufacturer with the terms hereof),

(ii)                                 defects in the shipped Products that are not readily apparent on visual inspection, or

(iii)                              breach by the Manufacturer of any of its representations warranties or obligations hereunder.

Except in the instances set forth in clauses (i), (ii) and (iii) of this paragraph (a), failure on the part of Warner to give a Rejection Notice shall mean acceptance by it of the shipment to which the Rejection Notice would have otherwise applied.

(b)                                 The Manufacturer shall have thirty (30) days from receipt of a Rejection Notice within which to accept or reject Warner’s claims. The Manufacturer will promptly, following receipt of the Rejection Notice, submit a report on all Rejected Products, including the investigation and testing done and the recommended disposition to Warner. Warner shall review such report and notify the Manufacturer that Warner either requests additional data, approves the recommended disposition of the Rejected Products or will otherwise direct the Manufacturer as to how the Rejected Products should be disposed. All such Rejected Products shall be disposed of at the Manufacturer’s expense.

(c)                                  If Warner and the Manufacturer agree that all or part of the Rejected Products may be reworked or reclaimed, Warner shall return such Products to the Manufacturer forthwith, and the Manufacturer shall reimburse Warner for all reasonable expenses associated with such return.

(d)                                 In the event of a dispute between Warner and the Manufacturer as to whether a shipment of Products fails in whole or part to meet the Specifications, the resolution of such dispute shall proceed as follows:

(i)                                     firstly, analysts from each of Warner and the Manufacturer shall meet to determine that the methods of analysis are the same and that such analysis was executed in the same manner by each party;

(ii)                                  secondly, controlled, split samples of the disputed Product shall be sent from one party to the other for analysis in the manner agreed to in (d)(i);

(iii)                               thirdly, if the analysis in (d)(ii) does not resolve the dispute, analysts from each party shall meet and mutually proceed with the analysis of a mutually agreed sample;

(iv)                              fourthly, if there is still no resolution of the dispute, the parties shall retain an independent testing organization mutually chosen by the parties, the appointment of which shall not be unreasonably delayed by either party. The determination of such independent testing organization shall be binding on both parties.

Until a dispute is resolved, Warner shall properly tag and isolate all Rejected Products and shall not dispose of any Rejected Products without prior authorization from the Manufacturer. In any event, whatever the results of the analysis and the resolution of the dispute, Warner retains the right to determine the disputed Product’s release status. The fees and costs of the testing organization, and storage, handling and, if applicable, replacement and disposal of the Products shall be borne by the party whose position is not sustained by the testing organization.

(e)                                  Warner shall have the right to withhold payment for any shipment of Rejected Products. If it is ultimately determined that the Rejected Products were properly rejected by Warner, Warner shall have no obligation to pay for the Rejected Products and the Manufacturer shall promptly reimburse Warner for any payment made in respect of the Rejected Products prior to receipt by the Manufacturer of the Rejection Notice and for all other costs incurred. If it is ultimately determined that the Rejected Products were not properly rejected by Warner, Warner shall be obligated to pay the outstanding balance owing in respect of the Rejected Products within 30 days of receipt of the determination made by the independent testing organization pursuant to paragraph (d) above.

(f)                                    If at the time of delivery of a Rejection Notice Warner requires a replacement shipment of Rejected Products “Replacement Products”), Warner shall provide a written request for such Replacement Products along with the Rejection Notice. The Manufacturer shall use commercially reasonable best efforts to deliver the Replacement Products within 90 days of the date of receipt of the Rejection Notice. Warner shall be obligated to pay for such Replacement Products in accordance with Section 4.2 of the Agreement.

(g)                                 The provisions of this Section 5.13 shall survive termination of this Agreement with respect to shipments of Products (or any portions thereof) manufactured by the Manufacturer that are received by Warner subsequent to the termination or expiration of this Agreement; provided, that subsequent to the termination or expiration of this Agreement, Warner, in lieu of having the Manufacturer replace such rejected Products, may elect in its sole discretion to have the Manufacturer reimburse Warner for the reasonable costs associated with the replacement of such rejected Products (including any applicable freight charges) by Warner or a third party selected by Warner.

5.14.                                                                     Customer Complaints; Recalls.

(a)                                  The Manufacturer shall provide all reasonable assistance requested by Warner in investigating customer complaints regarding any Product that, in Warner’s reasonable opinion, are related to or arise from the manufacturing and/or packaging of such Product, including, without limitation, testing of the Product in accordance with Warner’s Specifications.

(b)                                 Warner shall be responsible for all Recalls of Products. Upon the reasonable request of Warner, the Manufacturer shall assist Warner, to the extent reasonably necessary or relevant, in implementing Recalls of Products from the market. Upon the receipt by either party of any direction to Recall any Product from the market from any Governmental or Regulatory Authority, the receiving party shall notify the other party in accordance with the terms of Section 5.15 hereof. Warner shall be responsible for all costs of the Recall unless such Recall results from the negligence, wilful misconduct or breach of this Agreement by the Manufacturer.

5.15.                                                                     Government Inspections, Seizures and Recalls.

If any Governmental or Regulatory Authority conducts an inspection at the Facility, seizes any Product and/or its Materials, requests a Recall of any Product, or otherwise notifies the Manufacturer of any violation or potential violation of any applicable Law relating to a Product or Products, or the manufacture or storage thereof, Warner shall be notified immediately by the Manufacturer and the Manufacturer shall take such actions as may be required under the Specifications or reasonably instructed by Warner. The Manufacturer shall promptly send any reports relating to such inspection, seizure, request or notification to Warner. In the event that any such Governmental or Regulatory Authority requests, but does not seize, the Product in connection with any such inspection, the Manufacturer (i) shall promptly notify Warner of such request, (ii) shall follow any reasonable procedures instructed by Warner in responding to such request, provided that such procedures do not interfere with the Manufacturer’s compliance with the Governmental or Regulatory Authority’s request, and (iii) shall promptly send any samples of the Product requested by the Authority to Warner.

5.16.                                                                     Inspections and Audits by Warner.

Representatives of Warner shall have access to every Facility for the purpose of (i) conducting inspections of such Facility and the Manufacturer’s maintenance and usage of the equipment and the molds and tooling utilized in the manufacture or packaging of Products, (ii) performing quality control audits or (iii) witnessing manufacturing, processing, packaging, storage or transportation of the Products or Materials, all as relating to the manufacture and supply of Products pursuant to this Agreement (collectively referred to as inspections). Such inspections do not relieve the Manufacturer of any of its obligations under this Agreement or create new obligations on the part of Warner. Such visits by Warner’s representatives shall be conducted at mutually agreed times during normal business hours with reasonable prior written notice. Warner shall have access to the results of any tests performed by the Manufacturer or at the Manufacturer’s direction relating to Products or Materials or the processes used in the manufacturing or packaging of the Products. The Manufacturer shall, upon not less than 10 Business Days notice, make available to an independent chartered accountant, selected by Warner and reasonably acceptable to the Manufacturer, all books, records and other data reasonably necessary to evaluate any adjustment made in connection with Price adjustments. Warner may exercise this right to an audit not more than once in any calendar year, and then only with respect to adjustments made during the preceding two calendar years. The independent chartered accountant selected shall agree not to disclose any confidential information and shall only disclose to Warner such information as is necessary to determine whether such adjustments were accurate. Such accountant shall also agree to disclose to the Manufacturer the results of the review.

Section 6.                                         Representations and Warranties and Covenants.

6.1.                                                                            Representations, Warranties and Covenants.

(a)                                  The Manufacturer hereby represents, warrants and covenants to Warner that:

(i)                                     The Facility, all equipment, tooling and molds utilized in the manufacture and supply of Products hereunder, and the procedures and processes (including installation, operation and performance qualifications) instituted by the Manufacturer in connection herewith are, as of the date hereof, and shall continue during the Term of this Agreement to be in material compliance with all applicable Laws and maintained in good operating condition.

(ii)                                  The manufacturing, packaging and storage operations utilized in and with respect to the production of Products hereunder; the installation,

operation and maintenance (and repair or replacement, if any) of the Facility and the equipment, tooling and molds utilized in connection herewith; and the procedures and processes (including installation, operation and performance qualifications and disposal of all waste) carried out by the Manufacturer hereunder, have been conducted and carried out, as of the date hereof, and shall continue during the Term of this Agreement to be conducted and carried out, in material compliance with all applicable Laws, including current GMP and health and safety Laws.

(iii)                               The Manufacturer holds, as of the date hereof, and shall continue during the Term of this Agreement to hold all material licenses, permits and similar authorizations of Governmental and Regulatory Authorities necessary or required for the Manufacturer to conduct its operations and business in the manner currently conducted and as otherwise contemplated herein.

(iv)                              The Products furnished by the Manufacturer to Warner under this Agreement:

(1)                                  shall be of the quality specified in, and shall conform with, the Specifications, and all applicable Laws, including, but not limited to, requirements of all applicable Government and Regulatory Authorities and current GMP;

(2)                                  shall be manufactured, processed, packaged, stored and delivered in conformity with the Specifications and all applicable Laws, including, but not limited to, requirements of all applicable Government and Regulatory Authorities and current GMP;

(3)                                  shall not contain any material that would cause the Products to be adulterated within the meaning of the Food and Drug Act (Canada), as amended, or which material has not been used, handled or stored in accordance with the Specifications, the provisions of Schedule D of this Agreement, and all applicable Laws, including, but not limited to, requirements of all applicable Governmental and Regulatory Authorities and current GMP; and

(4)                                  shall be free from material defects in materials and workmanship not otherwise caused by components or ingredients supplied by Warner (assuming proper handling and storage by the Manufacturer of such components or ingredients supplied by Warner and compliance by the Manufacturer with the terms hereof).

Except as set forth above, the Manufacturer makes no representation or warranty, express or implied, with respect to the Products, whether as to merchantability, fitness for a particular purpose or otherwise. Notwithstanding any provisions of this Agreement, neither the Manufacturer nor any of its affiliates, employees, agents, directors, officers, assigns or subcontractors shall have any liability for special, incidental, consequential, punitive or exemplary damages (other than actual damages resulting from the breach by the Manufacturer of the foregoing representations, warranties and covenants) or for economic loss.

(b)                                 Warner hereby represents, warrants and covenants to the Manufacturer that:

(i)                                     it shall obtain and maintain all necessary permits, registrations and licenses required for it to perform its obligations to the Manufacturer under this Agreement and shall comply with all applicable Laws.

(ii)                                  to the extent that Warner provides any Materials with respect to any of the Products, all such Materials will comply with the Specifications and all applicable Laws.

(iii)                               it shall provide all information necessary for the Manufacturer to manufacture the Products in accordance with the Specifications and all applicable Laws.

6.2.                                                                            Notice of Material Events.

The Manufacturer hereby agrees to promptly notify Warner of any actual or anticipated events that have or may be reasonably expected to have a material adverse effect on any Product or on the Manufacturer’s ability to manufacture the Products in accordance with the provisions set forth herein, including, but not limited to, any labour difficulties, strikes, shortages in materials, plant closings, interruptions in activity and the like.

6.3.                                                                            Survival.

The representations, warranties and obligations of the Manufacturer and Warner under this Section 6 shall survive any termination of this Agreement.

Section 7.                                          Ownership; Trademarks; Proprietary Information.

7.1.                                                                            Warner’s Ownership of Intellectual and Other Property.

(a)                                  It is agreed that Warner is the sole owner of the Products and any intellectual property relating thereto. If any improvements or modifications to the Products are developed by Warner or the Manufacturer, either jointly or severally, such improvements or modifications shall be the exclusive property of Warner and shall be held in confidence by the Manufacturer for Warner’s sole benefit. The Manufacturer shall disclose to Warner and receive the approval of Warner with respect to all such improvements or modifications. Any trademarks, trade names, brand names, patents, slogans, logos, copyrights, trade dress, know-how (except as otherwise provided herein) and goodwill associated with the Products shall be the sole and exclusive property of Warner. The Manufacturer shall have no right or license to use any such rights at any time before, during or after the Term of this Agreement, except as necessary for the manufacturing, processing, packaging and supplying of Products for Warner hereunder.

(b)                                 It is agreed that Warner is the sole owner of any and all tools, Specifications, blueprints and designs supplied or paid for by Warner, and the Manufacturer shall not use, transfer, loan or publicize any of the above except as necessary for its performance under this Agreement. The Manufacturer shall maintain the above in good working order and shall ensure that they remain free and clear of all liens and encumbrances.

(c)                                  The provisions of this Section 7.1 shall survive the termination or expiration of this Agreement.

7.2.                                                                            The Manufacturer’s Ownership of Other Property.

Except as otherwise specified herein, it is agreed that the Manufacturer is the sole owner of any and all machinery and equipment used by the Manufacturer in connection with the Formulation of the Products in accordance with this Agreement. This Agreement shall not be construed to grant to Warner any right, title or interest to any trademark, trade name, copyright, patent or other proprietary technology owned by or licensed to the Manufacturer or any improvements or modifications thereto.

7.3.                                                                            Reproduction of and Right to Use Trademarks Etc.

(a)                                  In connection with the Manufacturer’s performance of this Agreement, Warner hereby grants the Manufacturer the right to reproduce and print on the Products and/or Product packaging such trademarks, trade dress, brand names and/or trade names of Warner that Warner may designate in writing from time to time, strictly in accordance with trademark usage and packaging guidelines set forth in the Specifications or otherwise provided by Warner. Samples of all such uses of Warner’s trademarks, trade dress, brand names and/or trade names on the Products or Product packaging shall be submitted to Warner for its written approval prior to production. The permission granted to the Manufacturer herein is restricted to usage of such trademarks, trade dress, brand names and/or trade names on or in connection with the Products supplied under this Agreement, and such permission extends only for the Term of this Agreement or such shorter period as may be designated or required by Warner.

(b)                                 Nothing set forth in this Agreement shall be construed to grant to the Manufacturer any title, right or interest in or to any trademark, trade dress, trade name, brand name, copyright, patent or other proprietary technology owned by or licensed to Warner or any of its Affiliates. The Manufacturer’s use of such trademarks, trade dress, trade names, brand names, copyrights, patents or other proprietary technology shall be limited exclusively to its performance of this Agreement. Any other use of said trademarks, trade dress, trade names, brand names, copyrights, patents or other proprietary technology (unless otherwise specified herein) shall constitute an infringement thereof and/or violation of Warner’s rights.

7.4.                                                                            Manufacture of Competing Products.

***

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Section 8.                                          Indemnification.

8.1.                                                                            The Manufacturer’s Indemnification of Warner.

The Manufacturer shall indemnify and hold Warner, its Affiliates and their respective officers, directors, employees and agents harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject at any time, by reason of any Action or Proceeding to the extent arising out of or resulting from (i) any breach of its representations, warranties or obligations under this Agreement (including a breach that results in a rejection or Recall of the Products), or nonfulfillment of or failure to perform any covenant or agreement made by the Manufacturer in this Agreement; (ii) any actual or alleged injury to Person or property or death occurring to any Manufacturer employees, subcontractors, agents or any individuals on the Manufacturer’s premises; (iii) the possession, use or consumption by any person of any Product supplied by the Manufacturer under this Agreement that does not comply with the Specifications therefor; or (iv) any other negligent act or omission on the part of the Manufacturer, its Affiliates or their respective employees or agents; unless in any such event such Losses arise as a result of any negligent act or omission on the part of Warner, its Affiliates or their respective employees or agents, any breach by Warner of its representations, warranties or obligations under this Agreement, or nonfulfillment of or failure to perform any covenant or agreement made by Warner in this Agreement.

8.2.                                                                            Warner’s Indemnification of the Manufacturer.

Warner shall indemnify and hold the Manufacturer, its Affiliates and their respective officers, directors, employees and agents harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject at any time, by reason of any Action or Proceeding to the extent arising out of or resulting from any breach of its representations, warranties or obligations under this Agreement, or nonfulfillment of or failure to perform (i) any covenant or agreement made by Warner in this Agreement, (ii) the use, manufacture, marketing, sale and/or distribution of any or all of the Products, unless such liability arises as a result of (A) any negligent act or omission on the part of the Manufacturer, its Affiliates or their respective employees or agents, (B) any breach by the Manufacturer of its representations, warranties or obligations under this Agreement or (C) nonfulfillment of or failure to perform any covenant or agreement made by the Manufacturer in this Agreement, or (iii) the infringement by Warner of the intellectual property rights of any person.

8.3.                                                                            Assertion of Claim.

In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any Action or Proceeding, and such Action or Proceeding involves a matter which is subject to a claim for indemnification under this Section 8, then such party (an “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”) of such Action or Proceeding, and such Indemnifying Party shall have the right to join in the defense of said Action or Proceeding, at such Indemnifying Party’s own cost and expense. If the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnified Party is reasonably assured of the Indemnifying Party’s ability to satisfy such agreement, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such Action or Proceeding, except that, in such case, the Indemnified Party shall have the right to approve any attorney or counsel selected by the Indemnifying Party (which approval shall not be unreasonably delayed or withheld) and to join in the defense of said Action or Proceeding at its own cost and expense. In no event shall (i) the Manufacturer institute, settle or otherwise resolve any Action or Proceeding or potential Action or Proceeding relating to the Products or any trademarks, patents or other intellectual property of or licensed to Warner without the prior written consent of Warner, which consent shall not be unreasonably withheld or delayed; or (ii) Warner institute, settle or otherwise resolve any Action or Proceeding or potential Action or Proceeding relating to any patents or other intellectual property of or licensed to the Manufacturer without the prior written consent of the Manufacturer, which consent shall not be unreasonably withheld or delayed.

8.4.                                                                            Survival.

The indemnification obligations set forth in this Section 8 shall survive termination or expiration of this Agreement.

8.5.                                                                            Consequential Damages.

Notwithstanding any provisions of this Agreement which might otherwise be to the contrary, neither party shall be liable to the other for lost profits or consequential damages.

Section 9.                                          Insurance.

9.1.                                                                            Coverage.

The Manufacturer shall, as of the date hereof, obtain and keep in force throughout the Term of this Agreement and for a period of three (3) years from the date of the last delivery of Products to Warner hereunder, policies of insurance from carriers reasonably acceptable to Warner providing coverage as specified in Schedule E attached hereto and incorporated herein by reference.

9.2.                                                                            Certificates of Insurance; Maintenance of Coverage.

The Manufacturer shall submit a certificate of such insurance (which shall include, without limitation, such information as set forth in Schedule E) to Warner for its approval within thirty (30) days after execution of this Agreement. If such certificate is not furnished within such thirty (30) day period, Warner shall notify the Manufacturer in writing and give the Manufacturer thirty (30) days to cure such breach. If the Manufacturer fails to provide the certificate during such thirty (30) day cure period, Warner may, at its option, immediately terminate this Agreement.

Section 10.                                   Confidential Information

10.1.                                                                     Confidential Information.

(a)                                  In performing the obligations under this Agreement, each party shall come in contact with certain confidential and proprietary information of the other party (“Information”). Each party agrees that it will:

(i)                                     use such Information obtained from the other party hereunder only in connection with the activities to be undertaken by each party as contemplated hereunder;

(ii)                                  use its best efforts to restrict disclosure of such Information within its own organization to those of its employees and employees of its consultants having a reasonable need to know and inform such employees of the confidential nature of such Information and the parties’ obligations with respect thereto; and

(iii)                               not divulge to third parties, without the prior written consent of the other party, any Information obtained from the other party hereunder.

The foregoing confidentiality obligations shall not apply if and to the extent that:

(i)                                     the Information is known to the receiving party prior to obtaining the same from the disclosing party, as properly demonstrated by the receiving party’s written records;

(ii)                                  the Information is, at the time of disclosure, in the public domain, or comes into the public domain without any fault of the receiving party or its Affiliates;

(iii)                               the Information is obtained by the receiving party from a third party who is not obligated to keep the Information confidential;

(iv)                              the Information is independently developed by employees of the receiving party and/or by employees of any of its Affiliates, as properly demonstrated by the receiving party’s written records; or

(v)                                 the Information is required by Law to be disclosed, in which case the party required to disclose such Information shall provide as much prior notice to the other party as is practicable under the circumstances in order to permit the other party to obtain confidential treatment of such Information.

Upon expiration or termination of this Agreement, each party shall return to the other party all Information received from the other party.

(b)                                 The Manufacturer agrees not to use or refer to Warner’s name or this Agreement in any public statements, whether oral or written, including but not limited to,

annual reports or shareholder reports, statements to other customers or prospective customers or other communications, without Warner’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 11.                                   Term, Termination

11.1.                                                                     Initial Term; Term.

Unless terminated in accordance with the provisions of this Agreement, the initial term (the “Initial Term”) of this Agreement shall commence as of the date hereof and shall continue until December 31, 2004. Following the expiry of the Initial Term, this Agreement shall, subject to Section 11.2, automatically renew for consecutive one year periods unless and until either party hereto submits to the other party hereto written notice of its intention not to renew this Agreement given:

(i)                                     in the case of Group I Products, at least twenty-four (24) months prior to the end of the Initial Term or thereafter at any time on not less than twenty-four (24) months prior written notice; and

(ii)                                  in the case of Group II Products, at least eighteen (18) months prior to the end of the Initial Term or thereafter at any time on not less than eighteen (18) months prior written notice.

The Initial Term and all renewals thereof collectively shall be referred to herein as the “Term”.

11.2.                                                                     Termination.

This Agreement may be terminated at any time:

(a)                                  by either party immediately, upon written notice to the other party, if (i) such other party (1) applies for or consents to the appointment of, or the taking of possession by, a receiver, receiver and manager, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) makes an assignment in bankruptcy for the benefit of its creditors under the Bankruptcy and Insolvency Act (Canada), (3) makes a proposal in bankruptcy under the Bankruptcy and Insolvency Act (Canada), (4) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, including without limitation the Companies’ Creditors Arrangement Act (Canada), or (5) takes any corporate action for the purpose of effecting any of the foregoing; or (ii) a proceeding or case shall be commenced without the application or consent of such other party, in any court of competent jurisdiction, seeking (1) such other party’s liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, receiver and manager, custodian, liquidator or the like of such other party or of all or any substantial part of its assets, or (3) similar relief in respect of such other party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, including without limitation the Companies’ Creditors Arrangement Act (Canada), and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of thirty (30) or more days, or an order for relief against such other party shall be entered in an involuntary case under the Bankruptcy and Insolvency Act (Canada); or

(b)                                 subject to the following subparagraph, by either party upon a material breach of this Agreement by the other party if such other party fails to cure such breach within thirty (30) days after receipt of written notice thereof; or

(c)                                  by Warner upon written notice to the Manufacturer if in Warner’s reasonable opinion an inspection pursuant to this Agreement reveals that any Facility does not comply with current GMP or other requirements of applicable Law to such an extent that in Warner’s reasonable opinion the Manufacturer cannot perform its obligations under this Agreement and if the Manufacturer fails to cure such lack of compliance within thirty (30) days of notice being given; or

(d)                                 by either party in the event of the direct or indirect change in ownership or control or corporate reorganization of the other party, which results in a new party or group assuming control of the other party, upon notice given by the first party within ninety (90) days of such change; provided that any such notice of termination shall only be effective within the time period contemplated in Section 11.1 (i) or (ii), as the case may be; or

(e)                                  by Warner with respect to any Product upon at least ninety (90) days prior written notice to the Manufacturer in the event that such Product is discontinued by Warner for any reason; provided that Warner shall comply with the provisions of Schedule B hereof with respect to such Product; or

(f)                                    by either party with respect to any Product in the event that such Product is the subject of a final executed sale agreement between Warner and a third party; provided that both parties shall comply with the provisions of Schedule B hereof with respect to such Product; or

(g)                                 pursuant to Section 9.2, 12.1 or 13.4 of this Agreement.

11.3.                                                                     Effect of Termination.

Termination of this Agreement shall not affect any obligation to pay money, indemnify, reimburse or maintain confidentiality which either party hereto may have incurred during the Term hereof.

11.4.                                                                     Unused Materials.

Within ninety (90) days of the effective date of the expiration or termination of this Agreement for any reason, Warner may, at its option, purchase at cost any Materials that the Manufacturer has purchased exclusively for Warner in accordance with this Agreement for the production of the Products. Upon the expiration or termination of this Agreement, Warner may, at its option, place orders with the Manufacturer for the manufacture of additional Products in order to exhaust existing stocks of Materials. Any packaging materials associated with the Products that are not purchased by Warner pursuant to this Section 11.4 shall be disposed of or destroyed in accordance with Warner’s instructions.

11.5.                                                                     Returns of Materials, etc. Supplied by Warner.

(a)                                  Upon the effective date of expiration or termination of this Agreement for any reason whatsoever, the Manufacturer shall immediately deliver to Warner all Specifications (and copies thereof), artwork, labels, bottles, all premiums and packaging materials purchased by Warner and all other materials, supplies, equipment or proprietary materials provided by Warner; provided, however, that, at Warner’s option, to the extent that Warner has supplied any equipment, molds and/or any tablet press tooling to the Manufacturer in connection herewith, the Manufacturer will remove such equipment, molds and tablet press tooling from the Facility and have such equipment, molds and tooling on its dock ready for Warner to transport; and such reasonable removal and transportation costs shall be borne by Warner except to the extent otherwise provided herein. Warner shall be liable for all risk of loss, except any risk due to the Manufacturer’s negligence (or that of its employees, agents or contractors) once such equipment, molds and tablet press tooling are loaded onto the Manufacturer’s dock. The Manufacturer shall maintain ownership of all other equipment utilized in connection herewith.

(b)                                 Upon the effective date of expiration or termination of this Agreement for any reason whatsoever, the Manufacturer shall also deliver to Warner, in accordance with Section 4.3, all Products manufactured hereunder and shall invoice Warner in accordance with the terms of Section 4.2. Any Product quarantined by the Manufacturer at the time of expiration or termination of this Agreement shall be disposed of or destroyed in accordance with Warner’s instructions. Notwithstanding the foregoing, on termination of this Agreement by Warner in accordance with Section 11.2(a), (b), (c), (d) or (g), the Manufacturer shall be responsible for the costs of any Materials purchased in accordance with forecast requirements and for any above-mentioned removal and transportation costs, in addition to any other remedies available to Warner. Notwithstanding the foregoing, on termination of this Agreement by the Manufacturer in accordance with Section 11.2(a), (b), (d) or (g), Warner shall be responsible for the costs of any Materials purchased in accordance with forecast requirements and for any above-mentioned removal and transportation costs, in addition to any other remedies available to the Manufacturer. Subsequent to the expiration or termination of this Agreement, the parties shall continue to be responsible for rejected Products, in accordance with the terms of Section 5.13.

11.6.                                                                     Maintenance of Records.

Upon the effective date of expiration or termination of this Agreement, all quality control and assurance records will be maintained by the Manufacturer for a minimum of three (3) years following production, or such other reasonable time period specified by Warner in writing.

11.7.                                                                     Harmonization Plans; Transition.

(a)                                  ***

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Section 12.            Force Majeure.

12.1.                       Force Majeure.

No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability, if the same shall arise from any cause or causes beyond the reasonable control of the affected party (an event of “Force Majeure”), including, but not limited to, the following: acts of God; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strikes; and lockouts or the like; provided that the party so affected shall use commercially reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed. The party prevented from performing its obligations or duties because of Force Majeure shall promptly notify the other party hereto of the occurrence and particulars of such Force Majeure and shall provide the other party hereto, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the termination thereof. In the event a Force Majeure prevents performance by one party for more than three (3) months the other party shall have the right to immediately terminate this Agreement. Neither of the parties shall be liable to the other party for direct, indirect, consequential, incidental, special, punitive or exemplary damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of Force Majeure.

Section 13.            Miscellaneous.

13.1.                       Year 2000 Compliance.

The Manufacturer has adopted and is implementing a Year 2000 Compliance work plan and hereby represents and warrants to Warner that Year 2000 Compliance will not have a material adverse effect on the Manufacturer’s ability to Formulate and deliver the Products for and to Warner in accordance with the terms and conditions of this Agreement and the Quality Agreement or to otherwise comply with its obligations under this Agreement.

13.2.                       Compliance with Laws.

The Manufacturer shall not be required to manufacture or otherwise be involved in the distribution of any Product as to which:

(i)            any Person claims the manufacture or distribution infringes or otherwise violates any Law respecting patent or trade marks unless Warner secures its indemnification hereunder with respect to same in a manner reasonably satisfactory to the Manufacturer;

(ii)           any Governmental or Regulatory Authority alleges such manufacture or distribution violates any Law. Warner shall provide immediate written notice of any claim of any Governmental or Regulatory Authority to the Manufacturer. Warner shall promptly reimburse the Manufacturer for all of the Manufacturer’s cost and expense incurred as a result of any action or allegations described in this Section to the extent not otherwise payable by Warner pursuant to this Agreement.

13.3.                       Relationship of the Parties.

The parties shall be deemed independent contractors with respect to the terms and provisions of this Agreement and shall not in any respect act as an agent or employee of the other party. All persons employed by the Manufacturer in connection with the manufacture and supply of the Products to Warner shall be employees, agents or contractors of the Manufacturer. Under no circumstances shall employees or agents of one party be deemed to be employees or agents of the other party.

13.4.                       Assignment.

Neither party shall, without the prior written consent of the other party, delegate, transfer, convey, assign or pledge any of its rights or obligations under this Agreement to any other Person without the other party’s prior written consent; provided, however, that if at any time during the Term of this Agreement, the Manufacturer is acquired by or becomes an Affiliate of a competitor of Warner, which competitor is a manufacturer, supplier and/or distributor of products competitive with the Products, then Warner may terminate this Agreement upon thirty (30) days written notice. This Agreement shall be binding upon and, subject to the terms of the foregoing sentence, inure to the benefit of the parties hereto, their respective successors, legal representatives and permitted assigns.

13.5.                       Notice.

Unless otherwise set forth herein, all notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally (including by overnight courier) or by facsimile transmission (receipt confirmed by telephone) to the party at the following address or facsimile numbers set forth:

If to Warner:	Warner-Lambert Canada Inc.
2200 Eglinton Avenue East
Scarborough, Ontario
	Canada	M1L 2N3

	Attention:	Vice-President, Finance
	Facsimile No.:	416-288-2424

with a copy to:	Warner-Lambert Company
201 Tabor Road
Morris Plains, NJ
	U.S.A.	07950

	Attention:	General Counsel
	Facsimile No.:	973-540-3927

If to the Manufacturer:	Draxis Pharma Inc.
16751 Trans Canada Highway
Kirkland, Quebec
	Canada	H9H 4J4

	Attention:	President
	Facsimile No.:	514-694-3841

with a copy to:	Draxis Health Inc.
6870 Goreway Drive
Mississauga, Ontario
	Canada	L4V 1P1

	Attention:	General Counsel
	Facsimilie No.:	905-677-5494

The above addresses for receipt of notice may be changed by either party by notice, given as provided herein.

13.6.                       Entire Agreement.

This Agreement, including the Specifications and all Schedules attached hereto and made a part hereof, contains the entire understanding of the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof. This Agreement may be amended or modified only by written agreement executed by the parties hereto.

13.7.                       Incorporation of Schedules.

The Schedules attached to this Agreement are incorporated by reference herein and made a part hereof.

13.8.                       Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

13.9.                       Waiver.

Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13.10.                     Headings.

Headings in this Agreement are included for ease of reference only and have no legal effect.

13.11.                     Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13.12.                     Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable thereon, without giving effect to the conflict of laws principles that might otherwise govern.

13.13.                     Language.

The Parties have expressly requested that this Agreement as well as all documents relating hereto be drawn up in the English language. Les parties exigent que cette convention et tous les documents s’y rattachant soient rédigés en anglais.

13.14.                     Paramountcy.

In the event of any inconsistency or conflict between or among the provisions of this Agreement and those of any of the Schedules (including any agreement entered into pursuant to this Agreement or the Schedules), the terms of this Agreement shall prevail and the parties hereto shall take such steps as may be required or desirable to conform the conflicting provisions thereof to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and to be effective as of the date first above written.

WARNER-LAMBERT CANADA INC.

By:	/s/ Jennifer Smith
Name: Jennifer Smith
Title: VP & General Manager

By:	/s/ Peter Kaju
	Name:	PETER KAJU
Title: FINANCIAL SERVICES DIRECTOR

DRAXIS PHARMA INC.

By:	/s/ Dwight Gorham
Name: DWIGHT GORHAM
Title: PRESIDENT

SCHEDULE A

PRODUCTS TO BE SUPPLIED BY THE MANUFACTURER

Group I Products

Product No.	Product Description	Product Size

***	Lidosporin ear-drop	***
***	Polysporin eye/ear	***
***	Polysporin eye/ear	***
***	Polysporin Ophthalmic	***

Group II Products

Product No.	Product Description	Product Size

***	Lidosporin Cream	***

***	Polysporin Plus Pain Relief	***
***	Polysporin Plus Pain Relief	***

***	Polysporin Ointment	***
***	Polysporin Ointment	***
***	Poly.Triple Antibiotic Oin.	***
***	Poly.Triple Antibiotic Oin.	***
***	Poly.Triple Oint.	***

***	Zincofax Xtra-Strength	***
***	Zincofax Original	***
***	Zincofax Original	***
***	Zincofax Orig.Club/Whs	***
***	Zincofax Fragrance Free	***
***	Zincofax Original	***
***	Zincofax Fragrance Free	***
***	Zincofax Fragrance Free	***

***	Actifed Plus Caplets	***
***	Actifed Plus Caplets	***
***	Actifed Tablets	***
***	Actifed Tablets	***
***	Actifed Tablets	***

***	Sudafed C/C Cap. ES	***
***	Sudafed C/C Cap. ES	***
***	Sudafed Decongestant 12hr	***
***	Sudafed Decongestant 12hr	***
***	Sudafed Decongestant ES	***
***	Sudafed Decongestant ES	***
***	Sudafed Decongestant ES	***

Product No.	Product Description	Product Size

***	Sudafed Decongestant ES 60mg	***
***	Sudafed Decongestant 30mg	***
***	Sudafed Head Cold&Sinus	***
***	Sudafed Head Cold&Sinus	***

***	Lanolelle Cream	***
***	U.S. Borofax	***

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SCHEDULE A(2)

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SCHEDULE B

OPERATING PROVISIONS

***

***

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***

3

***

4

***

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SCHEDULE C

PRICE SCHEDULE

Group I Products

Product No.	Product Description	Product Size	Product Price

***	Lidosporin ear-drop	***	$	***
***	Polysporin eye/ear	***	$	***
***	Polysporin eye/ear	***	$	***
***	Polysporin Ophthalmic	***	$	***

Group II Products

Product No.	Product Description	Product Size	Product Price

***	Lidosporin Cream	***	$	***

***	Polysporin Plus Pain Relief	***	$	***
***	Polysporin Plus Pain Relief	***	$	***

***	Polysporin Ointment	***	$	***
***	Polysporin Ointment	***	$	***
***	Poly.Triple Antibiotic Oin.	***	$	***
***	Poly.Triple Antibiotic Oin.	***	$	***
***	Poly.Triple Oint.	***	$	***

***	Zincofax Xtra-Strength	***	$	***
***	Zincofax Original	***	$	***
***	Zincofax Original	***	$	***
***	Zincofax Orig.Club/Whs	***	$	***
***	Zincofax Fragrance Free	***	$	***
***	Zincofax Original	***	$	***
***	Zincofax Fragrance Free	***	$	***
***	Zincofax Fragrance Free	***	$	***

***	Actifed Plus Caplets	***	$	***
***	Actifed Plus Caplets	***	$	***
***	Actifed Tablets	***	$	***
***	Actifed Tablets	***	$	***
***	Actifed Tablets	***	$	***

***	Sudafed C/C Cap. ES	***	$	***
***	Sudafed C/C Cap. ES	***	$	***
***	Sudafed Decongestant 12hr	***	$	***
***	Sudafed Decongestant 12hr	***	$	***
***	Sudafed Decongestant ES	***	$	***
***	Sudafed Decongestant ES	***	$	***
***	Sudafed Decongestant ES	***	$	***

Product No.	Product Description	Product Size	Product Price

***	Sudafed Decongestant ES 60mg	***	$
***	Sudafed Decongestant 30mg	***	$	***
***	Sudafed Head Cold&Sinus	***	$	***
***	Sudafed Head Cold&Sinus	***	$	***

***	Lanolelle Cream	***	$	***
***	U.S. Borofax	***	$	***

Upon shipment of any Product, the Manufacturer shall invoice Warner at the Price for such Product.

2

***

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SCHEDULE D

CANADA

QUALITY AGREEMENT

Capitalized terms used in this Quality Agreement shall have the meaning set forth in the Manufacturing and Supply Agreement to which this Quality Agreement is attached (the “Supply Agreement”). Warner and Manufacturer hereby agree to the following terms relating to key quality and regulatory systems involved in the manufacture of the Products. These agreements may be modified only in writing signed by both parties.

I.              Definitions

The terms set forth in this Quality Agreement shall have the meanings as set out below:

“Action Plan” shall have the meaning set out in Section XIV(2).

“Certificate of Analysis” shall mean the certificate prepared by the Manufacturer in respect of each Product lot which shall summarize, inter alia, (i) any and all test methods used in respect of said Product lot, (ii) any and all Specifications for such test methods, and (iii) any and all test results obtained, all as from time to time may be required by applicable Laws.

“Certificate of Compliance” shall mean the certificate prepared by the Manufacturer in respect of each Product lot which shall confirm, inter alia, that such Product lot was Formulated in accordance with the Specifications, GMP and applicable Laws, all as from time to time may be required by applicable Laws.

“Establishment License” shall mean the annual license issued to the Manufacturer pursuant to the Health Canada Therapeutics Products Program.

“Expiration Date” shall have the meaning set out in Section VI(6).

“Marketing Authorization” shall mean, with respect to each Product, any and all authorizations necessary to sell such Product in the applicable country as granted by the relevant Governmental or Regulatory Authority.

“Out-of-Specification” or “OOS” shall mean, with respect to any Product, a deviation from or failure to comply with or conform to the Specifications for said Product.

“Site Reference File” shall have the meaning set forth in the Site Reference File Guideline issued by the Canadian Bureau of Drugs Surveillance, as the same may be amended from time to time.

“Warner Quality Assurance employee” shall mean the Warner employee who is responsible for monitoring, maintaining and ensuring compliance with the terms and conditions of this Quality Agreement and shall include his/her replacement, successor or designee, as the case may be.

“Warner Regulatory Affairs employee” shall mean the Warner employee who is responsible for monitoring, maintaining and ensuring compliance with applicable regulatory requirements in the United States and Canada, as applicable, and shall include his/her replacement, successor or designee, as the case may be.

“Work in Progress” shall mean any Materials which have been partially converted into, but are not yet, Products and any Products that have not yet been released for sale or distribution by the Manufacturer.

II.            Annual Product Reviews and Reports

(1)           The Manufacturer shall prepare an APR for each Product. Each APR shall include, but shall not necessarily be limited to, the following information: (i) stability data, (ii) the total number of Product batches Formulated during the APR period, including related analytical data for all Product batches which passed or failed quality or other testing during the APR period, (iii) an investigation summary in respect of each Canadian Product batch failure, and (iv) a summary of any significant Product processing, packaging or analytical changes. A copy of the final APR must be forwarded by the Manufacturer to Warner within five (5) Business Days of completion.

III.           Document and Sample Retention

(1)           The Manufacturer shall retain all documents, records and reports associated with the Formulation of any and all Product lots, including any and all investigation reports related thereto, for at least one (1) year following the Expiration Date for each such finished Product lots, or as otherwise directed by Warner.  All such documents, records and reports shall be stored and maintained by the Manufacturer in such a manner that they are (i) readily retrievable and (ii) protected from damage or loss. At the request of Warner, acting reasonably, the Manufacturer shall provide copies of all such documents, records and reports to Warner.

(2)           The Manufacturer shall retain samples from each incoming lot of Material in an amount sufficient to permit the performance of at least two (2) full rounds of analytical testing. The Manufacturer shall hold and retain such samples for a minimum of one (1) year following the expiration of the last

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lot of finished Product containing said Material. At the request of Warner, acting reasonably, the Manufacturer shall provide such samples to Warner.

IV.           Deviations and Failures

(1)           The Manufacturer shall have a written procedure in place for performing a systematic investigation for cause in the event that (i) any Product or process fails to meet Specifications or (ii) any process deviation occurs in respect of any Product.

(2)           The Manufacturer shall not void OOS results by retesting unless (i) the investigation determines that laboratory error caused the OOS results, or (ii) the cause of the OOS results cannot be determined.

(3)           All OOS data and investigation results, whether or not the OOS results are voided by the Manufacturer, shall be retained by the Manufacturer pursuant to Section III(1) hereof.

(4)           Except as noted in Sections V and VI, the Manufacturer shall notify the Warner Quality Assurance employee within three (3) Business Days of the occurrence of any OOS results or major process deviation in respect of any Product. All quality decisions regarding any such OOS results or major process deviation shall be made by the Manufacturer in consultation with Warner.

(5)           All OOS or process deviation investigations shall be completed, documented and approved by the Manufacturer prior to the issuance of a Certificate of Compliance or a Certificate of Analysis pursuant to Section XV.

V.            Complaint and Adverse Event Handling

(1)           The Manufacturer shall notify, in writing, the Warner Quality Assurance employee within twenty-four (24) hours of initial receipt by the Manufacturer of any complaint, whether oral or written, concerning suspected or actual Product tampering, mix-up or contamination.  The Manufacturer shall notify, in writing, the Warner Quality Assurance employee within four (4) Business Days of initial receipt by the Manufacturer of all other Product-related complaints, whether oral or written.

(2)           At the request of the Warner Quality Assurance employee, the Manufacturer shall investigate Product complaints and shall comply with all reasonable requests for documents, retained samples or information made by Warner in connection with a Product complaint or Product complaint investigation. If appropriate, the Warner Quality Assurance

3

employee shall provide to the Manufacturer a recommended Product complaint investigation plan.

(3)           The Manufacturer shall complete and document each Product complaint investigation within thirty (30) Business Days following initial receipt of the complaint by the Manufacturer, or such later date as may be consented to, in writing, by Warner, which consent shall not be unreasonably withheld; provided, however, that the Product complaint investigation shall be completed by the Manufacturer within sixty (60) Business Days following initial receipt by the Manufacturer of the Product complaint.

(4)           In the event Warner consents to an extension of a Product complaint investigation, pursuant to Section V(3) above, the Manufacturer shall, deliver to the Warner Quality Assurance employee an interim Product complaint investigation report on or before the 30th Business Day of the Product complaint investigation.  The interim Product complaint investigation report shall include, but shall not be limited to, test results obtained to date and a target completion date.

(5)           The Manufacturer shall deliver to the Warner Quality Assurance employee the final Product complaint investigation report within five (5) Business Days following completion of the Product complaint investigation. Warner shall be solely responsible for determining when a Product complaint investigation has been completed and shall have sole responsibility for responding to a Product complaint.

(6)           The Manufacturer shall retain all unused Product complaint samples in properly labelled storage containers for a minimum of ninety (90) calendar days following delivery to Warner of the final Product complaint investigation report.

(7)           The Manufacturer shall notify the Warner Quality Assurance employee of any OOS results in respect of any Product complaint sample within one (1) Business Day following the occurrence or detection of such OOS results.  The Manufacturer shall investigate any and all OOS results in respect of a Product complaint sample as described in Section IV.

(8)           The Manufacturer shall notify the Warner Quality Assurance employee or the Warner Regulatory Affairs employee, as appropriate, immediately and, in any event, within one (1) calendar day of receipt of a report, whether oral or written, from any source of any adverse event in respect of any Product. Warner shall be solely responsible for investigating any adverse event and for determining if, when and to what extent such adverse event shall be reported to a Governmental or Regulatory Authority. At the request of Warner, the Manufacturer shall assist Warner with the evaluation or investigation of any adverse event, including, but

4

not limited to, testing Product samples and reviewing Product batch manufacturing and analytical records.

(9)           The Manufacturer shall retain all unused Product samples in respect of each adverse event in properly labelled storage containers for a minimum of twelve (12) months following the date on which the Manufacturer first notified Warner of such adverse event.

VI.           Stability

(1)           The Manufacturer shall be responsible for conducting stability testing on the Products in accordance with written stability protocols approved in writing in advance by Warner.  The Manufacturer shall retain at least three (3) times the minimum number of Product samples required for full stability testing through expiration.

(2)           The Manufacturer shall continue through to completion all stability studies initiated by the Manufacturer, notwithstanding Product discontinuation or transfers or contract termination.

(3)           The Manufacturer shall place on stability all finished Product lots which are selected for the annual stability program no later than thirty (30) calendar days following final completion of finished Product release testing. The finished Product release test results shall serve as the initial (time zero) stability results. In the event that any finished Product lot is not placed on stability within thirty (30) calendar days following final completion of finished Product release testing, the Manufacturer shall promptly notify the Warner Quality Assurance employee and shall repeat finished Product release testing for said Product in order to establish an initial (time zero) stability test result.

(4)           The Manufacturer shall initiate Product stability testing to be performed at monthly intervals within seven (7) calendar days following the scheduled pull date for the Product sample; provided, however, that any such Product sample shall not be pulled in advance of the scheduled pull date.

(5)           The Manufacturer shall initiate Product stability testing to be performed at intervals of three (3) months or longer within fourteen (14) calendar days following the scheduled pull date for the Product sample; provided, however, that any such Product sample shall not be pulled more than seven (7) calendar days in advance of the scheduled pull date.

(6)           Product stability samples which are to be tested at the expiry test station shall be pulled no earlier than seven (7) calendar days in advance of the last day of the month in which the applicable Product lot expires (the “Expiration Date”). The Manufacturer shall initiate Product stability testing of said samples no later than seven (7) calendar days following the relevant Expiration Date.

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(7)           Product stability samples which are required for bioassay and microbiological Product stability testing shall be pulled no later than seven (7) calendar days before or after the scheduled pull date; provided, however, that any such Product sample shall be pulled within the calendar month in which testing is due.

(8)           The Manufacturer shall report any OOS results (including any initial OOS results) in respect of any Product lot to the Warner Quality Assurance employee within one (1) Business Day following the occurrence or detection of any such OOS results.  The Manufacturer shall use its best efforts to complete and document an investigation with respect to any such OOS results within twenty (20) Business Days following occurrence of such OOS results, or such later date as may be consented to by Warner in writing, which consent shall not be unreasonably withheld; provided, however, that such OOS investigation shall be completed by the Manufacturer within forty (40) Business Days following the occurrence of the OOS results. In the event that the Manufacturer and Warner agree that any OOS investigation will exceed twenty (20) Business Days, the Manufacturer shall provide to the Warner Quality Assurance employee on or before the 20th Business Day of any such OOS investigation an interim report which shall include current test results and a target completion date. The Manufacturer shall deliver a copy of the final OOS investigation report to Warner within five (5) Business Days following completion of such OOS investigation. At the request of Warner, acting reasonably, the Manufacturer shall also provide to Warner any and all information regarding any and all OOS investigations.

(9)           The Manufacturer’s quality unit shall track and review Product stability data on a regular basis. The Manufacturer shall include Product stability data in each APR.  At the request of Warner, the Manufacturer shall make available to Warner for its review and inspection any and all Product stability data.

VII.          Validation

(1)           Manufacturer will be responsible for validation procedures which include cleaning, equipment, facility, process and packaging in accordance with GMP and in compliance with applicable regulations. Process and packaging validation protocols and final reports will be approved by Warner and Manufacturer. All validation shall be properly documented and accessible to Warner on request.

VIII.        Compliance

(1)           All Product lots which are supplied by the Manufacturer to Warner shall be formulated in accordance with GMP, the Specifications, applicable Laws and any and all Marketing Authorizations.

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(2)           The Manufacturer shall fully comply with Health Canada Therapeutics Product Program (TPP) regulations and guidelines at all times and shall complete all filings required thereunder, including, but not limited to, the filing of an Establishment License and the preparation of a Site Reference File.

IX.           Recalls

Warner shall be solely responsible for determining whether and when to Recall any Product lot and for all matters relating to the implementation of the Recall. At the request of Warner, the Manufacturer shall provide reasonable assistance and cooperation with any Recall decisions.

X.            Control Document and Change Control Implementation

The Manufacturer shall maintain a formal system for controlling changes which may affect the Formulation of Products, including, but not limited to, changes to Materials and Product processing, packaging and analytical methods. Warner shall be notified of and shall approve, in writing, any and all such changes prior to implementation. The Manufacturer shall provide copies of all revised master batch manufacturing orders to Warner on a timely basis.

XI.           Label Control

(1)           The Manufacturer shall maintain a formal system for Product label control which shall ensure, inter alia, that only those labels, graphics, printed matter and other packaging Materials which have been approved and/or provided by Warner shall be used. The Manufacturer’s Product label control system shall include, but shall not be limited to: (i) secure storage of all packaging Materials, (ii) accountability records, (iii) on-line verification of cut labels, and (iv) packaging line clearance of labelling. The Manufacturer shall ensure that a sample of the label used in respect of a Product shall be included in the batch/packaging record for the Product.

(2)           The Manufacturer shall sample, examine and approve all packaging Materials prior to use.

(3)           Warner shall review and approve, in writing, all standards used by the Manufacturer for comparison to samples of packaging Materials.

XII.         Training

(1)           The Manufacturer shall ensure that its staff, employees and other personnel (i) are familiar with applicable GMP and (ii) receive initial and ongoing GMP and other training relevant and specific to their job responsibilities.

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(2)           All training shall be conducted by qualified personnel in accordance with a written program.

(3)           The Manufacturer shall retain all training records and shall periodically assess the effectiveness of its ongoing training program.

XIII.        Regulatory Contacts

(1)           Warner shall be solely responsible for all contacts and communications with any and all Governmental or Regulatory Authorities in respect of the Products.

(2)           Unless required by applicable Laws, the Manufacturer shall have no contact or communication with any Governmental or Regulatory Authority in respect of the Products without the prior written consent of Warner, which consent shall not be unreasonably withheld.  The Manufacturer shall notify the Warner Quality Assurance employee or the Warner Regulatory Affairs employee, as applicable, immediately and, in any event, no later than one (1) calendar day following receipt by the Manufacturer of any contact or communication from a Governmental or Regulatory Authority that in any way relates to any Product.

(3)           The Manufacturer shall provide to the Warner Quality Assurance employee or the Warner Regulatory Affairs employee, as the case may be, copies of any and all communications received from or sent to any Governmental or Regulatory Authority with respect to any Product within one (1) calendar day following receipt or sending of the communication, as the case may be.

XIV.        Audits by Warner

(1)           Upon reasonable prior written notice to the Manufacturer and during the Manufacturer’s normal business hours, Warner shall be permitted to:

(i)            periodically audit the Facility and all documents and information associated with the Products; and,

(ii)           enter the Facility to review the Facility and all records associated with the Products.

(2)           If, during the course of an audit, it is observed that the Manufacturer is not operating in compliance with GMP, the Manufacturer shall prepare and commence an action plan (the “Action Plan”) detailing the resolution of the identified issues from the audit within thirty (30) calendar days following receipt of Warner’s audit report.  Such Action Plan shall be reasonably satisfactory to Warner.  Implementation of the Action Plan shall be at the Manufacturer’s sole cost and expense.  Failure on the part of the Manufacturer to implement the Action Plan in a timely manner (in accordance with its terms) shall be grounds for termination by Warner of

8

this Quality Agreement and the Supply Agreement pursuant to Section 11 thereof.

XV.         Disposition of Materials

(1)           The Manufacturer shall formulate, hold and test any and all Product lots in accordance with GMP, applicable Laws and the applicable Marketing Authorization for such Products.

(2)           Prior to shipping or delivering any Product to Warner or its Affiliates, the Manufacturer shall test each batch of Product to ensure that it meets Specifications.  The Manufacturer acknowledges that Warner will not accept Product lots that an outside alert or release limits, as set forth in the Specifications. In the event Warner determines that testing and/or record reviews for Product lots do not satisfy GMP, Specifications or applicable Laws, Warner may return such Product lots to the Manufacturer in accordance with the provisions of Section 5.13 of the Supply Agreement.

(3)           The Manufacturer shall ensure that all Product batch records discrepancies and samples have been reviewed by an employee of the Manufacturer with GMP and other appropriate training to determine proper disposition thereof.

(4)           The Manufacturer shall provide to the Warner Quality Assurance employee a copy of the Certificate of Compliance, the Certificate of Analysis and all investigation reports relating to a Product batch.

(5)           The Manufacturer shall have in place a written procedure to ensure that any and all Materials, packaging Materials, Work in Progress and Products that do not conform to Specifications or applicable Laws are protected from inadvertent use or resale. Such procedures shall include, but shall not be limited to, the identification, segregation, evaluation and disposition of non-conforming Materials, packaging Materials, Work in Progress and Products.  The Manufacturer shall maintain a designated area for the storage of rejected Materials, packaging Materials, Work in Progress and Products and shall ensure that same are disposed of in an environmentally safe and timely manner consistent with all applicable Laws, the terms and conditions of this Quality Agreement and the Supply Agreement, and, in any event, as approved, in writing, in advance by Warner.

XVI.        Notices and Communications

The parties shall forthwith exchange lists identifying (i) the names, titles, addresses and telephone and telecopier numbers of all employees referred to in this Agreement and (ii) the names and emergency telephone numbers (including home, cell phone and mobile numbers, as applicable) of persons to be contacted

9

in the event of a Recall.  Each party shall promptly inform, in writing, the other party of any additions, deletions or other revisions to such lists.

XVII.       Term

The term of this Quality Agreement shall commence as of the date hereof and shall terminate upon termination or expiration of the Supply Agreement.

XVIII.     Assignment

The Manufacturer shall not, without the prior written consent of Warner, delegate, transfer, convey, assign or pledge any of its rights or obligations under this Quality Agreement to any other Person.

XIX.        Headings

Headings in this Quality Agreement are included for ease of reference only and have no legal effect.

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SCHEDULE E

INSURANCE

The Manufacturer shall acquire and maintain at its sole cost and expense:

(i)            Statutory Worker’s Compensation Insurance and Employer’s Liability Insurance; and

(ii)           Comprehensive General Liability Insurance, including Contract Liability, Products Liability, Bodily Injury and Property Damage Insurance,

(with a Broad Form Vendor’s Endorsement naming Warner, its subsidiaries and affiliated companies and the officers, directors, employees and agents thereof, as well as its authorized distributors and customers, as additional insureds) with a combined single limit of not less than $5,000,000.

The Manufacturer shall require its subcontractors, to the extent approved hereunder, to provide the aforementioned coverages, and any deficiencies in the coverages or policy limits of said subcontractors will be the sole responsibility of the Manufacturer.

The certificate(s) of insurance delivered to Warner hereunder will specify the dates such coverage expires and provide further that no policy will be cancelled or amended to reduce the amount of coverage or to eliminate coverage without thirty (30) days prior written notice to Warner.

SCHEDULE F

SPECIFICATIONS

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